                                                                    Exhibit 99.3

                                  (LESCO LOGO)

                                  NEWS RELEASE

February 24, 2004                                       Contact:

                                                        Jeffrey L. Rutherford
                                                        Sr. Vice President &
                                                        Chief Financial Officer
                                                        LESCO, Inc.
                                                        (440) 783-9250

             LESCO ANNOUNCES FOURTH QUARTER & FULL YEAR 2003 RESULTS
                   - BALANCE SHEET DRAMATICALLY STRENGTHENED -
                       - COMPANY PROVIDES 2004 GUIDANCE -

CLEVELAND, Ohio - February 24, 2004 - LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced fourth quarter and full year results for the period ending December 31, 2003.

FULL YEAR 2003 RESULTS

Net sales for 2003 increased 2.3% to $523.5 million, up from $511.7 million in 2002. Same-store Service Center sales increased 5.1%, or $16.3 million, to $336.4 million from $320.1 million in 2002, while total Service Center sales increased 8.3%, or $26.4 million, to $346.0 million. Lawn Care gross sales for 2003 increased 4.1% to $388.3 million from $373.1 million in 2002, and Golf gross sales declined 1.8% to $137.8 million from $140.3 million in 2002. For the full year 2003, the Company reported on a generally accepted accounting principles (GAAP) basis a loss of $0.63 per diluted share versus a loss of $2.06 per diluted share in 2002. Excluding the charges discussed below, adjusted earnings per diluted share were $0.23 in 2003 and $0.70 in 2002.

Gross profit increased to $172.9 million, or 33.0% of 2003 net sales, from $161.2 million, or 31.5% of 2002 net sales. On an adjusted basis, excluding a $9.2 million inventory markdown, gross profit was $170.4 million, or 33.3%, in 2002. The 30 basis point decline in adjusted gross profit resulted from the year-over-year increase in urea costs.

Earnings before interest and taxes (EBIT) increased to $1.2 million in 2003 from a loss of $14.3 million in 2002. During both years, the Company experienced charges related to its continued financial and operational turnaround.

On December 30, 2003, LESCO completed its previously disclosed debt restructuring, including the sale of its receivables portfolio to GE Business Credit Services for an adjusted proceeds balance of $56 million as well as the refinancing of the Company's previous bank loan facilities with a new three-year, $50 million revolving credit facility led by PNC Bank. These transactions resulted in the Company incurring a charge of $4.6 million from the sale of the receivables portfolio and a charge of $2.3 million related to the early retirement of debt, including $1.0 million for the write-off of deferred financing from the previous debt facilities and $1.3 million for an interest rate swap agreement buyout. Excluding these charges, 2003 EBIT on an adjusted basis would have been $8.2 million compared to $14.9 million in

2002. LESCO's 2002 EBIT on an adjusted basis excludes the following charges:
$9.2 for the previously referenced inventory markdown, $12.0 million for an asset rationalization charge, $3.5 million for severance costs and $4.6 million for debt refinancing. A reconciliation of these adjustments to our GAAP results are set forth in the attached tables.

The $6.1 million decline in EBIT on an adjusted basis is attributable to a $0.6 million loss from new Service Centers and increases in incremental distribution and selling expenses. Distribution expense as a percentage of net sales increased to 9.1% from 8.6% in 2002. This increase is directly attributable to LESCO's long-term decision to invest in incremental fixed distribution capacity through the opening of its Atlanta, GA, Chicago, IL and Plano, TX distribution hubs. Selling expense increased $7.9 million to $87.1 million primarily due to $3.1 million for operating costs of new Service Centers, $1.4 million related to the Company's new point-of-sale systems and other incremental payroll costs realized in the first half 2003.

Net loss for 2003 was $5.3 million, or $0.63 per diluted share, including a non-cash charge of $2.8 million, or $0.33 per diluted share, associated with the establishment of a deferred tax asset valuation reserve. The Company's establishment of a valuation reserve on the deferred tax asset is the result of the Company experiencing three consecutive years of GAAP pre-tax losses and the uncertainty of the realization of the deferred tax assets. This valuation allowance represents a non-cash expense and has no impact on operating cash flows. In 2002, the Company recorded a $0.9 million, or $0.10 per diluted share valuation reserve for its deferred state income tax assets generated from state net operating loss carry forwards. For comparability of earnings per share on an adjusted basis, the Company excludes the provision for the deferred income tax valuation allowance from its 2003 and 2002 net income.

Excluding the previously referenced 2003 charges and the tax valuation reserve, 2003 net income on an adjusted basis would have been $2.1 million, or $0.23 per diluted share, compared to a net loss for 2002 of $12.9 million, or $2.06 per diluted share. Excluding the 2002 charges previously referenced, 2002 net income on an adjusted basis would have been $6.2 million, or $0.70 per diluted share. The decline in net income on an adjusted basis is directly attributable to the decline in EBIT.

Mr. Michael DiMino, President and Chief Executive Officer stated, "During 2003, we completed a multi-faceted debt-restructuring project, which enabled us to significantly reduce our long-term debt and increase our financial flexibility. More importantly, we will continue to self-fund new Service Center openings without having to utilize our debt capital sources to finance increases in our accounts receivable portfolio."

FOURTH QUARTER RESULTS

Net sales for the three months ended December 31, 2003 increased 1.0% to $108.8 million versus net sales of $107.7 million in the comparable period of 2002. Same-store sales declined 0.7%.

Gross profit was $33.8 million, or 31.8% of net sales, compared to $35.1 million, or 32.6% of net sales in 2002. The decline in gross profit percentage is due to a $356,000 gain related to inventory markdowns and favorable physical inventory results in the fourth quarter 2002. Loss from operations was $7.0 million in the fourth quarter 2003 compared to a loss of $4.2 million in the year-ago period.

Earnings before interest and taxes (EBIT) for the fourth quarter 2003 were a loss of $13.3 million compared to a loss of $3.6 million in 2002. On an adjusted basis, the Company reported an EBIT loss of $6.3 million compared to an EBIT loss of $4.3 million a year ago.

Due to the seasonal nature of the green industry, LESCO has historically recognized a loss in its fourth quarter. Net loss was $11.9 million, or $1.39 per diluted share, compared to a net loss of $3.8 million, or

$0.45 per diluted share, in year-ago period. On an adjusted basis, net loss was $4.5 million, or $0.54 per diluted share, compared to a loss of $3.5 million, or $0.41 per diluted share in 2002.

Mr. DiMino continued, "Towards the end of 2003, we started to realize benefits from our hub distribution centers. We believe that the hub initiative coupled with our new Service Centers, the hedge on urea and our continued efforts to maintain consistent product pricing, should benefit our results in 2004. While certain of the initiatives completed during the year may restrict our short-term results, we are making decisions for the long-term benefit of our Company and our shareholders."

NEW SERVICE CENTERS

New Service Center net sales for the fourth quarter 2003 were $2.7 million and $9.8 million for the year. New Service Center four-wall adjusted profit for the fourth quarter was a loss of $192,000, or $0.01 per diluted share, and a loss of $646,000 million, or $0.05 per diluted share for the full year. The Company opened one Service Center during the quarter and 21 Service Centers in 2003.

Mr. DiMino concluded, "LESCO's earnings growth will be driven by new Service Center openings. We expect to leverage the experience we gained last year in opening stores, and drive better returns on our invested capital as we commit additional resources to the model. Combined with operational improvements and financial discipline, this should result in a more efficient and profitable Company over time."

2004 GUIDANCE

The Company anticipates full year 2004 revenue growth between 3% to 6%, including a 3 to 5% increase in same-store sales. By customer segment, Lawn Care sales should increase 5 to 8% while Golf is anticipated to be flat to down 3%. As weather and other seasonally related issues affect the Company's quarter-to-quarter results, LESCO does not provide quarterly earnings guidance. For the full year, the Company expects EPS in the range of $0.30-$0.40.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of 25-30 new Service Centers, 2) industry trends, 3) gross profit margins in the range of 33.0% to 33.5%, 4) improvement in distribution expense leverage to 8.6% of net sales, 5) selling expense continuing to increase to approximately 18.0% of net sales due to new Service Centers and an increased merchant discount related to the outsourcing of the Company's accounts receivable program, 6) general and administrative expenses being flat, 7) average borrowings being $20 million at an effective interest rate cost of approximately 4%, 8) an effective tax rate of 39%, 9) no material change in the products or services offered at the Company's locations as of December 31, 2003 or in the terms or procedures for offering such products and services; and 10) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

CONFERENCE CALL

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 PM (EST). The live call can be accessed by dialing 1-800-599-9795, passcode 50264944. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install

                                                                    Exhibit 99.3

necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided on the "Corporate Overview" page. LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders.

LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO's web site.

ABOUT LESCO, INC.

LESCO distributes product through nine hubs and serves more than 130,000 customers worldwide, through 249 LESCO Service Centers(R), 71 LESCO Stores-on-Wheels(R), and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2004 Guidance and other statements relating to sales and earnings expectations, the amount of the charge associated with the sale of the accounts receivable portfolio, new Service Center openings and profitability, the Company's ability to impose price increases and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable, the Company's ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company's systems; competitive factors in the Company's business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company's ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2002.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

                                                                 2003                                    2002
                                               --------------------------------------   -----------------------------------------
                                               Three Months                  Results    Three Months                    Results
                                                 Ended                      Excluding     Ended                         Excluding
    (In thousands, except per share data)      December 31     Charges(a)    Charges    December 31     Charges(b)      Charges(a)
                                               -----------     ---------    ---------   -----------     ---------       ---------
Net sales                                      $ 108,758       $    --      $ 108,758   $ 107,724       $    --         $ 107,724
     Cost of Sales                               (74,919)           --        (74,919)    (72,985)           --           (72,985)
     Inventory markdown - cost of sales             --              --           --           356            (356)
                                               ---------       ---------    ---------   ---------       ---------       ---------
Gross profit on sales                             33,839            --         33,839      35,095            (356)         34,739

     Distribution expense                        (10,525)           --        (10,525)     (9,612)           --            (9,612)
     Selling expense                             (21,715)           --        (21,715)    (21,550)           --           (21,550)
     General & administrative expense             (7,508)           --         (7,508)     (7,768)           --            (7,768)
     Merchant discounts and provision for
       doubtful accounts                            (345)           --           (345)       (499)           --              (499)
     Early Retirement of debt agreement           (2,333)         (2,333)        --          --              --              --
     Loss on sale of receivables                  (4,626)         (4,626)        --          --              --              --
     Other income                                    337            --            337         359            --               359
     Other expense                                  (428)           --           (428)        332            (343)            (11)
                                               ---------       ---------    ---------   ---------       ---------       ---------

                                                 (47,143)         (6,959)     (40,184)    (38,738)           (343)        (39,081)

Earnings before interest and taxes               (13,304)         (6,959)      (6,345)     (3,643)           (699)         (4,342)

Interest expense                                   1,121            --          1,121       1,154            --             1,154
                                               ---------       ---------    ---------   ---------       ---------       ---------
Income before taxes                              (14,425)         (6,959)      (7,466)     (4,797)           (699)         (5,496)

Income taxes (benefit)                            (2,446)            424       (2,870)       (960)         (1,077)         (2,037)
                                               ---------       ---------    ---------   ---------       ---------       ---------
Net income                                     $ (11,979)      $  (7,383)   $  (4,596)  $  (3,837)      $     378       $  (3,459)
                                               =========       =========    =========   =========       =========       =========
     Basic earnings per share                  $   (1.39)      $   (0.86)   $   (0.54)  $   (0.45)      $   (0.04)      $   (0.41)
                                               =========       =========    =========   =========       =========       =========
     Fully diluted earnings per share
                                               $   (1.39)      $   (0.86)   $   (0.54)  $   (0.45)      $   (0.04)      $   (0.41)
                                               =========       =========    =========   =========       =========       =========

(a) The Company incurred certain charges in 2003 that were not incurred in 2002. Management believes that the 2003 results excluding these charges are a better comparison to the 2002 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2003 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 1, the charges in column 2 and the operating results excluding the charges in column 3 for early retirement of debt, loss on sale of receivables and deferred tax valuation allowance of $2.8 million.

(b) 2002 charges include $356,000 for liquidation of discontinued SKU inventory, a $343,000 adjustment to reduce the severance accrual, and $900,000 for an allowance for deferred state tax assets.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

                                                                      2003                                   2002
                                                     ------------------------------------   -------------------------------------
                                                     Twelve Months               Results    Twelve Months                Results
                                                       Ended                    Excluding      Ended                    Excluding
     (In thousands, except per share data)           December 31    Charges(a)   Charges    December 31     Charges(b)  Charges (a)
                                                     -----------    ---------   ---------   -----------    -----------  ---------
Net sales                                            $ 523,489      $    --     $ 523,489   $ 511,705      $    --      $ 511,705
      Cost of Sales                                   (350,529)          --      (350,529)   (341,268)          --       (341,268)
      Inventory markdown - cost of sales                  --             --          --        (9,225)        (9,225)        --
                                                     ---------      ---------   ---------   ---------      ---------    ---------

Gross profit on sales                                  172,960           --       172,960     161,212         (9,225)     170,437
      Distribution expense                             (47,669)          --       (47,669)    (44,201)          --        (44,201)
      Selling expense                                  (85,522)          --       (85,522)    (78,987)          --        (78,987)
      General & administrative expense                 (29,331)          --       (29,331)    (30,591)          --        (30,591)
      Merchant discounts and provision for
      doubtful accounts                                 (2,843)          --        (2,843)     (2,363)          --         (2,363)
      Early retirement of debt agreement                (2,333)        (2,333)       --        (4,550)        (4,550)        --
      Loss on Sales of Receivables                      (4,626)        (4,626)       --          --             --           --
      Asset rationalization                               --             --          --       (12,044)       (12,044)        --
      Other income                                       1,596           --         1,596         846           --            846
      Other expense                                     (1,065)          --        (1,065)     (3,627)        (3,338)        (289)
                                                     ---------      ---------   ---------   ---------      ---------    ---------
                                                      (171,793)        (6,959)   (164,834)   (175,517)       (19,932)    (155,585)

Earnings (loss) before interest and taxes                1,167         (6,959)      8,126     (14,305)       (29,157)      14,852

Interest expense                                         4,804           --         4,804       4,933           --          4,933
                                                     ---------      ---------   ---------   ---------      ---------    ---------

Income (Loss) before taxes                              (3,637)        (6,959)      3,322     (19,238)       (29,157)       9,919

Income taxes (benefit)                                   1,634            424       1,210      (6,376)       (10,135)       3,759
                                                     ---------      ---------   ---------   ---------      ---------    ---------

Net Income (Loss) before cumulative effect
      of accounting change                              (5,271)        (7,383)      2,112     (12,862)       (19,022)       6,160

Cumulative effect of accounting change for
      goodwill charge, net of taxes of $2,735             --             --          --         4,597         (4,597)        --
                                                     ---------      ---------   ---------   ---------      ---------    ---------

Net income (loss)                                    $  (5,271)     $  (7,383)  $   2,112   $ (17,459)     $ (23,619)   $   6,160
                                                     =========      =========   =========   =========      =========    =========
      Basic earnings (loss) per share                $   (0.63)     $   (0.86)  $    0.23   $   (2.06)     $   (2.77)   $    0.70
                                                     =========      =========   =========   =========      =========    =========
      Fully diluted earnings (loss) per share        $   (0.63)     $   (0.86)  $    0.23   $   (2.06)     $   (2.77)   $    0.70
                                                     =========      =========   =========   =========      =========    =========

(a) The Company incurred certain charges in 2003 that were not incurred in 2002. Management believes that the 2003 results excluding these charges are a better comparison to the 2002 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2003 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 1, the charges in column 2 and the operating results excluding the charges in column 3 for early retirement of debt, loss on sale of receivables and deferred tax valuation allowance of $2.8 million.

(b) 2002 charges included $9.2 million for inventory markdown, $12.0 million for an asset rationalization charge, $3.5 million for severance costs, $4.6 million for debt refinancing, $185,000 pre-tax gain on sale of former corporate offices, $10.1 million tax effect of the cumulative effect of account change, and $4.6 million goodwill charge as a cumulative effect of accounting change.

                                          LESCO, INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS

                                        (IN THOUSANDS)

                                                    DECEMBER 31             DECEMBER 31
                                                       2003                     2002
                                                    ----------              -----------
                                                   (Unaudited)              (Audited)
ASSETS
CURRENT ASSETS:
   Cash                                             $  7,505                $  1,354
   Accounts receivable - net                          17,928                  68,188
   Inventories                                        93,580                  86,837
   Other current assets                                6,980                   9,571
                                                    --------                --------
        TOTAL CURRENT ASSETS                         125,993                 165,950

   Net property, plant and equipment                  31,481                  33,938
   Other assets                                        2,541                   4,094
                                                    --------                --------
        TOTAL ASSETS                                $160,015                $203,982
                                                    ========                ========

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                 $ 52,524                $ 38,439
   Other current liabilities                          14,805                  19,869
   Revolving credit facility                          15,513                  57,052
   Current portion of debt                                28                   1,148
                                                    --------                --------
        TOTAL CURRENT LIABILITIES                     82,870                 116,508

Long-term debt                                         5,875                  10,227

Deferred income taxes                                   --                       314

Shareholders' equity                                  71,270                  76,933
                                                    --------                --------
       TOTAL LIABILITIES &
           SHAREHOLDERS' EQUITY                     $160,015                $203,982
                                                    ========                ========

                                   LESCO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               TWELVE MONTHS ENDED DECEMBER 31
                                                              --------------------------------
                                                                 2003                  2002
                                                              --------              ----------
                                                                       (Unaudited)
OPERATING ACTIVITIES:
   Net income (loss) before cumulative effect
   of accounting change                                       $ (5,271)             $(12,862)
      Depreciation and amortization                              8,767                 9,545
      Early retirement of debt agreement                         2,333                 4,550

      Loss on sale of receivables                                4,626                  --
      Asset rationalization                                       --                  12,044
      Provision for inventory markdown                            --                   9,225
      Net change in working capital                            (14,473)                2,379
      Other - net                                                 (900)                 (230)
                                                              --------              --------
   NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES             (4,918)               24,651

INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                    (5,267)               (1,273)
                                                              --------              --------
NET CASH USED IN INVESTING ACTIVITIES                           (5,267)               (1,273)

FINANCING ACTIVITIES:
   Sale (purchase) of accounts receivable                       56,000               (31,200)
   Increase (decrease) in overdraft balances                    10,136               (11,276)
   Borrowings - net                                            (47,011)               17,316
   Deferred financing fees                                        --                  (2,000)
   Payment to terminate interest rate swap                      (1,248)

   Repurchase of preferred stock                                (1,737)                 --
   Exercised stock options, net of treasury shares                 196                   101
                                                              --------              --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                16,336               (27,059)
                                                              --------              --------
Net Increase in Cash                                             6,151                (3,681)

Cash -- Beginning of the Period                                  1,354                 5,035
                                                              --------              --------
     CASH - END OF THE PERIOD                                 $  7,505              $  1,354
                                                              ========              ========